TEAM MEMBER CONFIDENTIALITY AND INTELLECTUAL PROPERTY TRANSFER AGREEMENT
This TEAM MEMBER CONFIDENTIALITY AGREEMENT (“Agreement”), signed on the dates set forth below to be effective as of August 3, 2015 (“Effective Date”), is entered into by and between HealthEquity, Inc., a Delaware corporation (“Company”), and Jon Soldan, a resident of the state of Utah (“Team Member”). Company and Team Member are referred to collectively herein as the “Parties.”
Recitals
A.    Team Member is employed by Company; employment creates a relationship of confidence and trust between Team Member and Company with respect to certain information applicable to the business of Company, its Team Members, and its clients or customers.
B.    Company possesses and will continue to possess information that has commercial value and/or protected by privacy laws, and as such, requires the protection through this Agreement.
C.     Confidential Information for purposes of this Agreement includes, without limitation, all of the following, designs; improvements; inventions; software and system architecture; processes; computer programs; know-how; data; formulas and algorithms, marketing and business plans; strategies; budgets, forecasts, projections, and financial statements; costs; fee schedules; client and supplier lists; client and prospective client databases; contractual terms; access codes and similar security information and procedures; and all patents, copyrights, maskworks, trade secrets and other proprietary rights relating thereto; personal identity, financial, health, and contact information of the members/customers and other employees, directors, and investors of Company. However, that the term “Confidential Information” shall not include any of the foregoing that is in the public domain.
D.    Team Member recognizes that any unauthorized use or disclosure of Confidential Information would cause serious injury to Company, and that Company’s willingness to employ or continue to employ Team Member depends upon Team Member’s commitment to protect Company’s Confidential Information and to comply with all of the provisions of this Agreement.
Agreement
Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Team Member hereby agree as follows.
1.Protection of the Confidential Information. At all times during and after Team Member’s employment, Team Member shall hold all Confidential Information in confidence. Team Member shall not disclose, retain, copy, or permit any unauthorized person to disclose or copy any of the Confidential Information, except as may be necessary for the conduct of Company’s business. Team Member shall not use Confidential Information except as necessary to perform Team Member’s duties as an employee of Company as provided in this Agreement and as described in Company’s offer of employment to Team Member, in Team Member’s job description, or in an employment agreement between the Parties.
2.    Exceptions. The confidentiality obligations under Section 1 do not prevent the use or disclosure by Team Member of information that (a) is required by law to be disclosed, but only to the extent that such disclosure is legally required, (b) becomes a part of the public knowledge other than by a breach by Team Member of an obligation of confidentiality, or (c) is rightfully received from a third party and neither Company nor Team Member is obligated to hold such information confidential. If Team Member is requested by a government agency or by a court order to disclose Confidential Information, to the extent permitted by law, Team Member shall use reasonable efforts to notify Company of the request to allow Company to file legal objections to such disclosure.
3.    Return of Confidential Information. Upon Company’s request, and in any event upon termination of Team Member’s employment by Company for any reason, Team Member shall promptly return to Company all materials in Team Member’s possession or control that contain or represent Confidential Information.
4.    Work Product. Any work product produced or developed by Team Member in the performance of Team Member’s job duties constitutes Confidential Information subject to the provisions of this Agreement. In addition, any work product produced or developed by Team Member is considered the intellectual property of Company. Team Member agrees to perform all acts necessary to perfect any transfer of titles to such intellectual properties to Company.
5.    Covenant Not to Solicit. During the term of employment and for a period of one year from the date of any termination of Team Member’s employment with Company for any reason:
(a)    Team Member shall not solicit for employment, or assist any other non-Company owned entity in employing or soliciting for employment any individual who is then an employee of Company.
(b)    Team Member shall not solicit or influence any client or customer of Company either directly or indirectly to use or purchase services that are in direct competition to those offered by HealthEquity. Notwithstanding the forgoing; after the termination of Team Member’s employment, Team Member, either for himself/herself or on behalf of another entity, is allowed to respond to any client or customer’s published request for proposal.
(c)    Team Member shall not negatively influence or attempt to negatively influence any investor or potential investor in Company. Team

Member’s action is considered to be in violation of this subsection (c) if either the list of the investors or potential investors was obtained through Team Member’s employment with Company; or Team Member attempts to persuade an investor or potential investor to take adverse action against the Company using nonfactual factors.
6.    Miscellaneous.
(a)    Equitable Remedies. Team Member acknowledges that breach of this Agreement may cause Company to suffer irreparable harm for which monetary damages may be inadequate compensation. Team Member agrees that Company will be entitled to seek an injunction restraining any actual or threatened breach of this Agreement, or specific performance, if applicable, in addition to any monetary damages.
(b)    Employment Relationship. In the event the Parties have entered into a written Employment Agreement (“Employment Agreement”), the employment relationship between the Parties is governed by the Employment Agreement and this Agreement. Otherwise, the employment relationship between the Parties may be governed by a letter from Company offering employment to Team Member and describing Team Member’s, compensation, duties and responsibilities (the “Offer Letter”), and this Agreement. Notwithstanding anything to the contrary contained herein, Team Member’s employment is considered to be “at will” and may be terminated by Company at any time for any reason or no reason. In the event the Parties have entered into an Employment Agreement and there are any conflicts between the terms of this Agreement and the Employment Agreement, the terms of the Employment Agreement shall govern.
(c)    Entire Agreement. This Agreement and the Employment Agreement or Offer Letter (whichever applies) set forth the entire agreement of the parties with respect to the subject matter hereof, and supersede all prior agreements, whether written or oral.
(d)    Waiver and Amendment. This Agreement may be amended only by a writing signed by both parties hereto. No oral waiver, amendment or modification of this Agreement shall be effective under any circumstances. The waiver by Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach of this Agreement by Team Member.
(e)    Successors and Assigns. This Agreement may not be assigned by Team Member, but Company may assign any or all of its rights under this Agreement to any affiliate or subsidiary company of Company, so long as Company remains liable for the performance of this Agreement by that affiliate or subsidiary including the payment obligations of Company hereunder. Except as provided in the preceding sentence, this Agreement shall be binding upon, and inure to the benefit of, the parties and their respective personal representatives, successors and assigns.
(f)    Severability. Should any provision of this Agreement be considered unenforceable by a court of law, the remainder of this Agreement shall remain in force to the fullest extent permitted by law.
(g)    Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Utah.
IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the dates set forth below, to be effective as of the Effective Date.
HealthEquity, Inc., a Delaware Corporation

By:	/s/ Jon Soldan
Name:	Jon Soldan
Title:	EVP Operations
Date:	July 6, 2015

By:	/s/ Natalie Atwood
Name:	Natalie Atwood
Title:	SVP People
Date:	July 6, 2015

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